Exhibit 99.1
News
For Release: March 18, 2008, 9:30 a.m. EDT
Alvaro G. de Molina Appointed CEO of GMAC Financial Services

Eric Feldstein to join Cerberus Capital Management
NEW YORK — The Board of Directors of GMAC Financial Services today announced that Alvaro (Al) G. de Molina has been appointed chief executive officer of the company, effective April 1, 2008. de Molina will oversee all GMAC operations and focus on strengthening the core businesses, while positioning the company for long-term growth. Eric Feldstein, currently chief executive officer, will join Cerberus Capital Management L.P., an affiliate of which holds a majority interest in GMAC. In his new role, Feldstein will advise Cerberus in connection with its large financial services portfolio and with new investment opportunities in financial services and other sectors.
“Al brings extensive experience in financial services and banking to the GMAC CEO role, with keen insight into the needs of customers and investors alike,” said J. Ezra Merkin, chairman of GMAC’s Board of Directors. “We are pleased that he will be able to draw upon the experience and know-how of the senior GMAC team. We are confident that the combination of Al’s leadership and the contributions of senior management will enhance the company’s efforts to restore profitability and pursue growth opportunities.”
de Molina, 50, had a long and successful career with Bank of America before joining GMAC in August 2007. He said: “GMAC’s key strength is its strong foundation, which includes a vast dealer network, a global footprint, a large customer base, and a talented team of employees — all of which are essential to the longer-term success of the business. Looking ahead, we need to align our resources to reflect the current market environment and capitalize on our competitive advantages.”
During the past year, the GMAC leadership team has maintained the company’s strong liquidity position, reduced leverage, tightened underwriting standards, reduced risk, introduced new products for both the automotive finance and insurance businesses, and structured the company for efficient, scalable growth. The company has also enhanced its global risk management function, broadened its marketing focus, and bolstered the leadership team in the mortgage business amid a challenging market environment. GMAC’s management team today reflects a complement of seasoned executives with experience at the company and new leaders with expertise in running a global financial services enterprise. Looking forward, GMAC continues to target a return to profitability, while maintaining or improving its global leadership position in its core businesses.

Feldstein served as the chairman and then chief executive officer at GMAC Financial Services since November 2002, and previously served at General Motors Corp. as treasurer and vice president of Finance, among various other executive positions.
“We are very pleased to bring Eric on board to the Cerberus team,” said Mark Neporent, chief operating officer of Cerberus. “We expect that Cerberus and its investors will benefit from Eric’s broad expertise in financial services and other sectors.”
Background information on Al de Molina
de Molina is a proven leader with experience in effectively managing risk and capital while building strong, talented teams. Before he joined GMAC last year, he spent 17 years at Bank of America, most recently serving as chief financial officer. During his tenure at Bank of America, he also served as chief executive officer of Banc of America Securities, president of global corporate and investment banking, and corporate treasurer. Prior to joining Bank of America, de Molina served in the lead financial role for emerging markets at J.P. Morgan. He began his career in 1979 with PriceWaterhouse. Additional information with respect to de Molina was included in the GMAC Annual Report on form 10-K for the year ended Dec. 31, 2007.
de Molina serves on the boards of Duke University’s Fuqua School of Business, the Foundation for the Carolinas, Florida International University, and the Financial Services Volunteer Corps. Born in Cuba, he holds a bachelor’s degree in accounting from Fairleigh Dickinson University, and a master’s degree in business administration from Rutgers Business School.
About GMAC Financial Services
GMAC Financial Services is a global, diversified financial services company that operates in approximately 40 countries in automotive finance, real estate finance, insurance and commercial finance businesses. GMAC was established in 1919 and employs approximately 26,700 people worldwide. For more information, go to www.gmacfs.com.
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Forward-Looking Statements
In this press release, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related GMAC LLC (“GMAC”) management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.
While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GMAC’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for GMAC and Residential Capital, LLC (“ResCap”), each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding to sustain growth for GMAC and ResCap and maintaining the mutually beneficial relationship between GMAC and General Motors Corporation (“GM”); our ability to maintain an appropriate level of debt; the profitability and financial condition of GM; restrictions on ResCap’s ability to pay dividends to us; recent developments in the residential mortgage market, especially in the nonprime sector; changes in the residual value of off-lease vehicles; the impact on ResCap of the continuing decline in the U.S. housing market; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; disruptions in the markets in which we fund GMAC’s and ResCap’s operations, with resulting negative impact on our liquidity; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, GMAC or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. GMAC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.
Contacts:
Toni Simonetti
917-369-2360
toni.simonetti@gmacfs.com
Gina Proia
917-369-2364
gina.proia@gmacfs.com